Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN ANNOUNCES FINAL RESULTS OF SELF-TENDER OFFER AND
AUTHORIZATION OF STOCK REPURCHASE PROGRAM
— 2,071,585 shares tendered —
— New repurchase program of 6,750,000 shares authorized —
AKRON, Ohio — April 25, 2006 — A. Schulman, Inc. (Nasdaq: SHLM) announced today the final results of its modified Dutch auction self-tender offer for up to 8.75 million shares of its common stock, which expired at 5:00 p.m. New York City time on Tuesday, April 11, 2006. The Company has accepted for purchase 2,071,585 shares at a price of $24.00 per share, for a total of $49,718,040.
The Company also announced today that its Board of Directors has authorized the repurchase of up to 6,750,000 shares of its outstanding common stock. This authorized share amount equates to approximately 23.3% of the Company’s outstanding shares. It is anticipated that the Company will complete the program through open market purchases from time to time. The number of shares to be purchased and the timing of purchases will depend upon the prevailing market prices and any other considerations that may, in the opinion of the Board of Directors or management, affect the advisability of repurchasing shares. This repurchase program replaces the Company’s prior repurchase authorization, under which approximately 1.7 million shares remained authorized for repurchase. The prior repurchase program has been cancelled.
About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2005, were approximately $1.43 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.